U. S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 22, 2006
MORTON INDUSTRIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-13198	38-0811650
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
1021 West Birchwood, Morton, Illinois 61550
(Address of principal executive offices) (Zip Code)
(309-266-7176)
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On March 23, 2006, the Company announced its entry into a definitive merger agreement (“Merger Agreement”) dated as of March 22, 2006, with MMC Precision Holdings Corp. (“Parent”) and MMC Precision Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of MMC Precision Holdings Corp., that will take the Company private. Parent and Merger Sub are controlled by a private equity fund (“Brazos Fund”) affiliated with Brazos Private Equity Partners, LLC, a Dallas, Texas based private equity firm.
The Merger Agreement contemplates that Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (“Surviving Corporation”) in such merger as a direct wholly-owned subsidiary of Parent (the “Merger”). The shareholders of Parent will include Brazos Fund, which will hold a majority of the shares of Parent, and five directors or officers of the Company or its subsidiaries, who are (i) William D. Morton, the Company’s Chairman, President, and Chief Executive Officer, (ii) Mark W. Mealy, a director of the Company, (iii) Daryl R. Lindemann, the Company’s Senior Vice President of Finance, (iv) Brian L. Geiger, the Company’s Vice President of Operations, and (v) Brian R. Doolittle, the Company’s Vice President of Sales and Engineering. In the Merger, each outstanding share of common stock of the Company, other than shares to be contributed to Parent by Mr. Morton, Mr. Mealy, and the other three officers concurrently with the closing of the Merger, will be converted to the right to receive $10.00 cash per share.
The Merger Agreement contains customary representations, warranties and covenants on the part of the Company, Parent and Merger Sub, including, among other things, covenants by the Company not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions that will permit its board of directors to comply with its fiduciary duties, enter into discussions or provide information in connection with alternative business combination transactions. In addition, subject to certain exceptions that permit the board of directors to comply with its fiduciary duties, the Company’s board of directors has agreed to recommend that the Company’s shareholders vote in favor of and approve the Merger and the Merger Agreement. The Merger Agreement also contains covenants that pertain to the operation of the Company’s business between the execution of the Merger Agreement and the closing of the Merger.
Consummation of the Merger is subject to various conditions, including, among others, the approval and adoption of the Merger Agreement by both a majority of the Company’s shareholders and a majority of the Company’s shareholders other than the five officers and directors who will become equity holders of Parent at the time the Merger closes, the absence of certain legal impediments to the consummation of the Merger, and the receipt of certain regulatory approvals and Parent’s receipt of debt financing.
The Merger Agreement contains certain termination rights and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee equal to $2,600,000. Additionally, upon the exercise by Parent of certain termination rights set forth in the Merger Agreement, the Company shall be required to reimburse Parent for fees and expenses not to exceed $250,000.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.
In connection with the transactions contemplated by, and as inducement to Parent to enter into, the Merger Agreement, each of Mr. Morton, Mr. Mealy, Mr. Lindemann, Mr. Geiger, Mr. Doolittle, and two other officers of the Company or its subsidiaries holding common stock of the Company, have entered into a Voting and Support Agreement with Parent and Merger Sub dated March 22, 2006. In the agreements, these individuals agreed, among other things, to vote in favor of the Merger. The Voting and Support Agreements terminate upon the earlier of (i) termination of the Merger Agreement and (ii) the effective time of the Merger. The foregoing description of the Voting and Support Agreements does not purport to be complete and reference should be made to the text of such agreements that will be filed as an amendment to this Current Report on Form 8-K.
The Company directors, officers and employees may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed merger. Information about the directors, officers and employees of the Company and their ownership of Company stock will be set forth in the Company’s proxy statement to be filed with respect to the special meeting of shareholders to be held to vote on the merger agreement.
This communication may be deemed to be solicitation material with respect to the proposed merger. In connection with the proposed merger, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement for the special meeting of shareholders. Shareholders are urged to read all relevant documents filed with the SEC, including the merger agreement attached as Exhibit 99.2 and the proxy statement, because they will contain important information about the proposed merger transaction. Investors will be able to obtain these filed documents free of charge at the SEC’s web site, http://www.sec.gov, and Company shareholders will receive information at an appropriate time on how to obtain other transaction-related documents for free from the Company.
Item 7.01 Regulation FD Disclosure
On March 23, 2006, the Company issued a press release announcing the Merger Agreement, a copy of which is furnished as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit

99.1	Agreement and Plan of Merger by and among Morton Industrial Group, Inc., MMC Precision Holdings Corp. and MMC Precision Merger Corp., dated as of March 22, 2006.

99.2	Press Release, dated March 23, 2006, issued by Morton Industrial Group, Inc.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORTON INDUSTRIAL GROUP, INC.
Date: March 23, 2006	By:	/s/ Rodney B. Harrison
Rodney B. Harrison
Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Agreement and Plan of Merger by and among Morton Industrial Group, Inc., MMC Precision Holdings Corp. and MMC Precision Merger Corp., dated as of March 22, 2006.

99.2	Press Release, dated March 23, 2006, issued by Morton Industrial Group, Inc.